NITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report: January 31, 2014
(Date of earliest event reported)

AKAMAI TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	04-3432319
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

8 Cambridge Center
Cambridge, MA 02142
(617) 444-3000
(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant’s Principal Executive Offices)
______________________________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02     Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On January 31, 2014, the Compensation Committee of the Board of Directors of Akamai Technologies, Inc. ("Akamai" or the "Company") adopted cash and equity compensation programs for 2014 for the following individuals (our principal executive officer, principal financial officer and other named executive officers): F. Thomson Leighton, Chief Executive Officer; James Benson, Chief Financial Officer; Melanie Haratunian, Executive Vice President and General Counsel; Robert Hughes, President - Worldwide Operations; and Rick McConnell, President - Products & Development (each, an “Executive” and collectively, the “Executives”).
The cash incentive components of the 2014 compensation program provide for an annual base salary and a cash bonus, the amount of such bonus to be determined based upon the achievement of certain pre-determined individual and corporate performance objectives. Each Executive’s cash bonus is weighted as follows: 40% based on Akamai’s achievement of a specified revenue target for fiscal year 2014; 40% based on Akamai’s achievement of a specified non-GAAP operating income target for fiscal year 2014; and 20% based on achievement of individual or departmental performance goals. Calculation of performance against the revenue and non-GAAP operating income targets will take into account the impact of foreign currency fluctuations. The new base salary will take effect on April 1, 2014. Below we use the term “2014 base salary earnings” to refer to the aggregate amount of base salary paid to an Executive during the 2014 calendar year.
For Dr. Leighton, his base salary will be $1.00, with a target cash bonus equal to 100% of his 2014 base salary earnings. For Mr. Benson, his new base salary will be $425,000, with a target cash bonus equal to 75% of his 2014 base salary earnings and a maximum cash bonus equal to135% of his 2014 base salary earnings. For Ms. Haratunian, her new base salary will be $415,000, with a target cash bonus equal to 75% of her 2014 base salary earnings and a maximum cash bonus equal to 135% of her 2014 base salary earnings. For Mr. Hughes, his new base salary will be $515,000, with a target cash bonus equal to 100% of his 2014 base salary earnings and a maximum cash bonus equal to 180% of his 2014 base salary earnings. For Mr. McConnell, his new base salary will be $515,000, with a target cash bonus equal to 100% of his 2014 base salary earnings and a maximum cash bonus equal to 180% of his 2014 base salary earnings.
As described in the table below, the Compensation Committee also approved grants to each Executive of restricted stock units (“RSUs”), in each case issuable pursuant to the Akamai Technologies, Inc. 2013 Stock Incentive Plan as follows:

Name	Dollar Value of Restricted Stock Units with Annual Vesting Granted	Dollar Value of Performance-Vested Restricted Stock Units Granted (maximum deliverable)
F. Thomson Leighton	$3,000,000	$4,500,000
James Benson	$800,000	$1,200,000
Melanie Haratunian	$560,000	$840,000
Robert W. Hughes	$1,200,000	$1,800,000
Rick McConnell	$1,200,000	$1,800,000

    The RSUs will have an effective grant date of the second day following the Company’s release of financial results for fiscal year 2013; the effective date is expected to be February 7, 2014. The number of RSUs to be issued will be calculated by dividing the dollar value set forth above by the closing sale price of one share of the Company’s common stock on the effective grant date. Each RSU represents the right to receive one share of Akamai common stock upon vesting.
RSUs with annual vesting vest as follows: 1/3 on each of the first, second and third anniversaries of the date of grant.
Vesting of performance-vested RSUs is subject to the Company’s performance against the following two-year financial performance targets for 2014-2015 that have been established by the Compensation Committee (weighted as indicated by the associated percentage figures):

•	revenue from the Company’s web experience, security, emerging products and carrier solutions (50%)

•	revenue from the Company’s media delivery services and professional services (25%); and

•	operating free cash flow earned by the Company (25%)

Calculation of performance against revenue and operating free cash flow targets will take into account the impact of foreign currency fluctuations. For each metric, 90% achievement against target merits earning of 12.5% of the maximum number of RSUs issuable; 100% achievement against target merits earning 50% of the maximum issuable number of RSUs issuable; and 110% achievement against target merits earning the maximum number of performance-vested RSUs issuable. Incremental amounts of RSUs become issuable for percentage achievement that falls between the milestone levels identified above. To the extent performance-vested RSUs become issuable, they will vest in two equal 50% installments on the second and third anniversaries of the date of grant.
The foregoing description of the RSUs is qualified by the text of the relevant RSU agreements, the forms of each of which was previously filed with the Securities and Exchange Commission on August 9, 2013.
SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 6, 2014	AKAMAI TECHNOLOGIES, INC.
By:	/s/ Melanie Haratunian
Melanie Haratunian, Executive Vice President and General Counsel